CytoSorbents Reports Strong Growth in Q1 2014

MONMOUTH JUNCTION, N.J., May 14, 2014 - CytoSorbents Corporation (OTCBB: CTSO), a critical care immunotherapy company using blood purification to treat life-threatening illnesses, reports first quarter operational and financial results for the three months ended March 31, 2014.

Achieved record total revenue and CytoSorb® sales of $1.1M and $569,000, respectively, in Q1 2014 with continued strong momentum expected in Q2 2014

Q1 2014 Financial Highlights:

•	Record total revenue for the first quarter of 2014 of approximately $1.1M, driven by increases in both product and grant income
•	Achieved record quarterly CytoSorb® sales of $569K. This represents a sequential 81% increase from the prior quarter product sales of $314K, and a 223% increase over product sales of $176K in Q1 2013
•	Product gross margins for Q1 2014 were in excess of 60%
•	Grant income increased 152% to $491K during Q1 2014, compared to $195K in Q1 2013
•	Successfully raised $10.2M in a March 2014 financing led by Brean Capital, strengthening the balance sheet with $9.5M cash, net of fees and expenses, and providing the company with significant growth capital. As of March 31, 2014, cash and short-term investments were approximately $11.2M
•	Received $458K in non-dilutive funding from the New Jersey Technology Business Tax Certificate Transfer Program

Recent Operational Highlights:

•	Expanded CytoSorb® distribution to the Middle East, including Saudi Arabia, the United Arab Emirates, Kuwait, Qatar, Bahrain, and Oman (the Gulf Cooperation Council or GCC) and Yemen, Iraq, and Jordan through an exclusive agreement with Techno Orbits. Recently visited Saudi Arabia to train the team at Techno Orbits and to introduce the technology to one of the major hospitals in Saudi Arabia treating patients infected with the deadly MERS coronavirus
•	Continued to expand the key opinion leader base to more than 150 physicians supporting CytoSorb® usage, with now more than 3,000 human treatments safely performed
•	Expanded our direct sales force to 7 direct sales representatives and 1 clinical support specialist, and will shortly add a dedicated distributor support representative
•	Advanced the U.S. clinical trial strategy with recruitment of a world-class cardiac surgery advisory board, hiring of a clinical trial manager, and development of a draft protocol for a planned cardiac surgery trial in the U.S.
•	Publication of a case report study describing the successful use of CytoSorb® in a near-fatal case of necrotizing fasciitis in the International Journal of Artificial Organs
•	Announced a research collaboration with the University of Pennsylvania School of Veterinary Medicine focused on potential cancer immunotherapy applications of CytoSorb® as well as other critical care treatments
•	Exhibited at or attended eight major international healthcare conferences, with a focus on critical care, cardiac surgery, and other applications. Sponsored a well-attended CytoSorb® research symposium with four major key opinion leader speakers at one of the largest European critical care conferences, ISICEM 2014
•	Received the Export Achievement Award by U.S. House of Representatives Rush Holt, awarded by the U.S. Department of Commerce and the International Trade Administration

Dr. Phillip Chan, MD, PhD, CEO of CytoSorbents, commented, “As an emerging leader in critical care immunotherapy, our CytoSorb® cytokine reduction filter is being used internationally to treat a growing number of life-threatening conditions where uncontrolled inflammation plays a deadly role. On today’s conference call, we will briefly explore why we believe that CytoSorb® may have benefit in the treatment of patients infected with the deadly MERS (Middle East Respiratory Syndrome) coronavirus, that has hospitalized 538 people to date in 17 countries, killing more than 25% of those afflicted, with now 2 documented cases in the United States. MERS coronavirus appears to be similar, but more deadly, than the SARS (Severe Acute Respiratory Syndrome) coronavirus that led to a global outbreak in 2003, which infected 8,098 people and killed 774 people, according to the World Health Organization (WHO). Both MERS and SARS lead to a severe viral pneumonia and sepsis, with a significant elevation of cytokines documented in SARS patients. This “cytokine storm” is believed to increase the risk of organ failure and death in many deadly viral infections, such as SARS and seasonal and avian flu. There is currently no specific treatment, vaccine, or cure for MERS, and treatment has been predominantly supportive care to date. Although we have not yet treated patients infected with the MERS coronavirus and do not yet know if or how our products will benefit patients infected with MERS, with our distribution and recent users training in Saudi Arabia, we believe we are well-positioned to have a first CytoSorb® treatment case soon.”

Dr. Chan continued, “Notwithstanding new potential applications, we are pleased with the increased adoption and usage of CytoSorb® by physicians that are translating into solid growth in CytoSorb® sales, both direct and through distributors. With our recent successful $10.2M financing, we believe we have the resources to continue to execute on our multi-faceted strategy to accelerate revenue growth and generation of clinical data that we outlined in our Fiscal 2013 year-end investor call. CytoSorb® is now being actively marketed in 18 countries around the world. We plan to continue our geographic expansion, via independent distributors and/or strategic partners, into many of the remaining 22 countries of the European Union where CytoSorb® is already approved, and into countries outside of the E.U. that will accept E.U. approval. These actions, and others, are expected to provide additional catalysts to increase shareholder value ahead of our goal to up-list to a national exchange later this year.”

“Please join us on the earnings call today at 4:15PM EDT where we will cover our progress in greater detail. The investor presentation and a written transcript of the conference call will be available within a week of the webcast on our website.”

Conference Call Details:
Date: Wednesday, May 14, 2014
Time: 4:15 PM Eastern
Participant Dial-In: 480-629-9809
Live Presentation Webcast: http://public.viavid.com/index.php?id=109209

An archived recording of the conference call will be available under the Investor Relations section of the Company's website at http://www.cytosorbents.com/invest.htm

Financial Results for the First Quarter Ending March 31, 2014

For the three months ended March 31, 2014, the Company generated total revenue of approximately $1,062,000 as compared to revenues of approximately $371,000 for the three month period ended March 31, 2013, an increase of 186%. Revenue from product sales was approximately $569,000 in the three months ended March 31, 2014, as compared to approximately $176,000 in the three months ended March 31, 2013, an increase of 223%. This increase in sales is the result of the efforts of our direct sales team in Germany, as well as sales to distributors in other parts of Europe, the Middle East, and Asia.

Grant revenue was approximately $491,000 and $195,000 for the three months ended March 31, 2014 and 2013, respectively.

Overall, first quarter 2014 product gross margins were in excess of 60%, with blended gross margins, including costs of grant income, of approximately 38%.

In the first quarter of 2014, we received approximately $9,451,000 in net proceeds in connection with the registered offering of our common stock. In addition, we received approximately $300,000 in proceeds from the sale of 2,483,399 shares of Common Stock per the Purchase Agreement with Lincoln Park Capital in January 2014, and we received approximately $458,000 in non-dilutive cash from the sale of our net operating losses under the New Jersey Technology Business Tax Certificate Transfer Program.

Since inception, our operations have been primarily financed through the private placement of our debt and equity securities. At March 31, 2014, we had current assets of approximately $11,828,000 including cash on hand and short-term investments of approximately $11,161,000 and current liabilities of approximately $3,299,000. We believe we have sufficient cash to fund our operations into 2016; however, we may need additional capital to fully fund Pivotal trials in the United States and/or Germany. These funds could potentially be obtained via multiple sources such as through strategic partnerships, government-sponsored studies, or traditional equity financings.

The Company’s net loss was approximately $1.0 million for the quarter ended March 31 2014, compared to a net loss of approximately $1.6 million in the year ago period. Cash on hand and short term investments were approximately $11.2 million as of March 31, 2014 as compared with approximately $2.2 million at December 31, 2013.

2014 Second Quarter Outlook

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. With Q2 2014 still ongoing, we continue to see strong momentum in CytoSorb® usage and sales and expect Q2 2014 CytoSorb® sales to easily exceed those of Q2 2013.

About CytoSorbents

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to reduce uncontrolled inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company's flagship product, is approved in the European Union as a safe and effective extracorporeal cytokine filter, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com/.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2014, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

Company Contact:
CytoSorbents Corporation
Dr. Phillip Chan
Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com

Investor Contact:
Amy Vogel

(732) 329-8885 Ext. *825
avogel@cytosorbents.com

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Revenue:
Sales	$569	$176
Grant income	491	195
Other revenue	2	---
Total revenue	1,062	371
Cost of revenue	662	253
Gross margin	400	118

Other expenses:
Research and development	237	704
Legal, financial and other consulting	310	223
Selling, general and administrative	1,007	613
Total expenses	1,554	1,540

Loss from operations	(1,154)	(1,422)

Other (income)/expense:
Interest expense/(income), net	137	207
Change in warrant liability	(316)	---
Total other (income)/expense, net	(179)	207

Loss before benefit from income taxes	(975)	(1,629)
Benefit from income taxes	—	—
Net loss	(975)	(1,629)
Preferred stock dividend	1,115	586
Net loss available to common shareholders	$(2,090)	$(2,215)

Basic and diluted net loss per common share	$(0.01)	$(0.01)
Weighted average number of shares of common stock outstanding	265,479,874	222,968,576

Net loss	$(975)	$(1,629)
Other comprehensive loss:
Currency translation adjustment	1	(2)

Comprehensive loss	$(974)	$(1,631)

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31,
	2014	December 31,
	(Unaudited)	2013

ASSETS

Current Assets:
Cash and cash equivalents	$6,416	$2,183
Grants and accounts receivable, net	327	453
Short-term investments	4,745	—
Inventories	147	246
Prepaid expenses and other current assets	193	605

Total current assets	11,828	3,487

Property and equipment, net	155	145

Other assets	410	414
Total long-term assets	565	559

Total Assets	$12,393	$4,046

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$528	$787
Accrued expenses and other current liabilities	380	362
T Deferred revenue	117	272
Warrant liability	547	—
Convertible notes payable, net of debt discount	1,727	1,644

Total current liabilities	3,299	3,065

Total liabilities	3,299	3,065

Redeemable Series B Convertible Preferred Stock	16,353	15,246

Total stockholders' equity (deficiency)	(7,259)	(14,265)

Total Liabilities and Stockholders' Equity (Deficiency)	$12,393	$4,046